Exhibit 99.1


                         ALLMERICA FINANCIAL CORPORATION
                    INCREASES HURRICANE CHARLEY LOSS ESTIMATE

WORCESTER,  Mass.,  September 2, 2004 - Allmerica  Financial  Corporation (NYSE:
AFC) increased its estimate of pre-tax catastrophe losses related to Hurricane Charley to approximately $40 million.

The company increased its initial estimate by $10 million in its commercial lines business, based on additional inspections of the damaged properties and more complete information provided by policyholders. These estimates may be subject to further revisions in the wake of Hurricane Frances, which could cause further damage to already impacted properties or escalate repair costs.

The revised estimate for Hurricane Charley brings the company's total estimated pre-tax catastrophe losses to approximately $42 million for the quarter to date, or $0.69 per share after taxes. The anticipated charges will be reflected in the company's third quarter results. The estimated total pre-tax catastrophe losses for the year to date are now at $78 million.

The company maintains a property catastrophe aggregate reinsurance treaty that protects against multiple catastrophes within a year. The treaty provides $50 million of reinsurance coverage in excess of cumulative losses in the year of approximately $80 million. For purposes of the $80 million retention, individual events are capped at $30 million. In addition, the company retains 10% of the risk on the $50 million coverage.

The company estimates that approximately $67 million of the year-to-date catastrophe losses can be applied against the $80 million retention held on this aggregate treaty.

Allmerica Financial Corporation is scheduled to announce its third quarter financial results on Monday, October 25.

Certain statements in this release, including the Company's estimates of pre-tax catastrophe losses, may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially.

Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under "Investor Relations".

These uncertainties include the difficulty in estimating catastrophe losses, as well as the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the Company's decision to close its retail broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program.


Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

CONTACTS:             Investors:                         Media:
                      Sujata Mutalik                     Michael F. Buckley
                      (508) 855-3457                     (508) 855-3099
                      smutalik@allmerica.com             mibuckley@allmerica.com